POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kenneth Steben, Carl Serger and Francine Rosenberger each an officer of Steben Alternative Investment Funds (the “Fund”) and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign the Registration Statement on Form N-2, relating to the proposed establishment of the Fund, and any amendments to the Registration Statement, including pre- and post-effective amendments, and to sign any and all documents to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940; and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC by means of the SEC’s electronic disclosure system known as EDGAR, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURES	OFFICE WITH THE FUND	DATE
/s/ Kenneth E. Steben Kenneth E. Steben	Trustee¸ Chief Executive Officer and President (Principal Executive Officer)	August 26, 2013
/s/ George W. Morriss George W. Morriss	Trustee	August 26, 2013
/s/ Mark E. Schwartz Mark E. Schwartz	Trustee	August 26, 2013
/s/ Carl Serger Carl Serger	Chief Financial Officer and Treasurer (Principal Financial Officer)	August 26, 2013